Exhibit 4.2

FIRST AMENDMENT TO

WARRANT TO PURCHASE STOCK

This First Amendment to Warrant to Purchase Stock (“Amendment”) is entered into as of [Date], by and between Complete Solaria, Inc., a Delaware corporation (the “Company”) and [Name] (“Holder”).

WHEREAS, as of November 2, 2022, the Company issued that certain Warrant to Purchase Stock, [Warrant Number] (the “Original Warrant”) to Holder. Capitalized terms used but not defined herein shall have the meaning provided in the Original Warrant.

WHEREAS, in connection Holder assigning the loan it made to SolarCA, LLC (fka The Solaria Corporation) on the date hereof, and in order to provide Holder with the benefit of the protective provisions of the Original Warrant contained in Section 6(a)(ii) and 12(m), the Company and Holder desire to adjust, amend and clarify the Original Warrant as provided herein.

NOW, THEREFORE, based on the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Holder hereby agree as follows:

1. All references to Series D-7 Preferred Stock in the Original Warrant shall be deemed changed to Common Stock. All references to [Name] in the Original Warrant shall be deemed changed to [Name].

2. The definition of “Exercise Price” as provided in Section 1.(f) of the Warrant is hereby amended and restated as follows:

(f) “Exercise Price” shall mean as of the date this Warrant exercised, the lowest of (i) if the Warrant is exercised to purchase Common Stock, $0.75 per share of Common Stock, and (ii) if the Warrant is exercised to purchase Future Round Stock, 25% of the lowest price the Company receives for a share of Future Round Stock, in all cases as adjusted for stock splits, stock combinations and the like occurring after [Date].

3. The definition of “Series D-7 Preferred Stock” in Section 1(q) is hereby deleted and replaced as follows:

(q) Reserved.

4. The definition of “Warrant Coverage” as provided in Section 1.(v) of the Warrant is hereby amended and restated as follows:

(v) “Warrant Coverage” shall mean $[Amount] divided by the Price Factor at the time the Warrant is exercised.

5. A new definition “Price Factor” is added to Section 1 of the Warrant immediately following Section 1(v) as follows:

(w) “Price Factor” shall mean (i) $1.50 if this Warrant is exercised to purchase Common Stock, or (ii) if the Warrant is exercised to purchase Future Round Stock, 25% of the lowest price the Company receives for a share of Future Round Stock, in all cases as adjusted for stock splits, stock combinations and the like occurring after [Date].

6. Section 2(a)(iii) of the Original Warrant is amended and restated as follows:

(iii) In connection with the exercise of this Warrant for Future Round Stock, the execution by Holder and the Company of the investment documents to which other holders of Future Round Stock are bound, which may include without limitation a Preferred Stock purchase agreement, an investor rights agreement, a right of first refusal and co-sale agreement, and a voting agreement.

7. For the avoidance of doubt, as of the date hereof, the Original Warrant is exercisable for a number of shares of Common Stock equal to the full Warrant Coverage.

First Amendment to Warrant – Complete Solaria, Inc.
[Name]

8. The Company shall deliver to the Holder on the date hereof an executed counterpart of the Holder’s joinder (the “Joinder”) pursuant to that certain Amended and Restated Registration Rights Agreement dated as of July 18, 2023 and in the form attached as Exhibit 4.1 to the Current Report on Form 8-K dated as of and filed with the Securities and Exchange Commission on July 24, 2023 (the “Registration Rights Agreement”). By executing and delivering the counterpart to the Joinder in accordance with this Section 6, the Company acknowledges that the Underlying Securities shall be included as “Registrable Securities” under the Registration Rights Agreement as provided therein, such that all of Underlying Securities shall be registered for resale on the Registration Statement on Form S-1 (Registration No. 333-273820), originally filed with the Securities and Exchange Commission on August 8, 2023, as may be amended from time to time (the “Resale Registration Statement”). The Company shall use its reasonable best efforts to cause such Resale Registration Statement to remain effective under the Act until all Underlying Securities covered by the Resale Registration Statement have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144.

9. Except as expressly provided herein, all other terms and conditions of the Warrant remain unchanged and in full force and effect.

10. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. The provisions of Section 12 of the Original Warrant shall be deemed incorporated herein by reference, mutatis mutandis.

(signature page follows)

First Amendment to Warrant – Complete Solaria, Inc.
[Name]

The Company and Holder sign this Amendment as of the date stated on the first page.

COMPLETE SOLARIA, INC.

By:

Name:	Will Anderson
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED,

[Name]

By:
Its:

By:

Name:
Title:

Address:
Email:

First Amendment to Warrant – Complete Solaria, Inc.
[Name]

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